CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                              EA INDUSTRIES, INC.


TO: SECRETARY OF STATE
    STATE OF NEW JERSEY


     This is to certify that the Certificate of Incorporation of EA Industries, Inc. (herein referred to as the "Corporation") which was filed and recorded in the office of the Secretary of State, State of New Jersey on October 31, 1945, as amended, is hereby amended, such amendment becoming effective as of the close of business on December 27, 1996, pursuant to the provisions of N.J. Stat. Ann. SS. 14A:9-2 of the "New Jersey Business Corporation Act." This Certificate of Amendment amends and restates that certain Certificate of Amendment filed on December 23, 1996 (the "Prior Certificate of Amendment") and the amendment to Article FOURTH set forth in paragraph 5 below ("Amendment") is a restatement of the amendment to Article FOURTH set forth in the Prior Certificate of Amendment.

1.   NAME OF CORPORATION

     The name of the Corporation is EA Industries, Inc.

2.   DATE OF ADOPTION BY BOARD OF DIRECTORS OF RESOLUTION
     APPROVING RESERVE STOCK SPLIT

     On December 16, 1996 the Board of Directors of the Corporation approved and declared a one-for-four reverse stock split of shares of Common Stock of the Corporation to be effective as of the close of business on December 27, 1996 (the "Record Date"), such that each holder of the shares of Common Stock of record on the Record Date will be entitled to receive, as soon as practicable thereafter, one (1) share of Common Stock of the Corporation for every four (4) shares of Common Stock held by such person on the Record Date (the "Reverse Stock Split").

3.   NO ADVERSE EFFECT ON OUTSTANDING SHARES

     This Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and is being filed to reduce the authorized shares of Common Stock by the same percentage by which the issued shares of Common Stock are being reduced as a result of the Reverse Stock Split in accordance with N.J. Stat. Ann. SS. 14A:7-15.1(5).

4.   CLASS OR SERIES SUBJECT TO THE REVERSE STOCK SPLIT

     The class of share subject to the Reverse Stock Split is the Common Stock of the Corporation.

5.   DATE OF ADOPTION, TEXT AND APPROVAL OF AMENDMENTS

     The following amendment to the Certificate of Incorporation of EA Industries, Inc. (the "Amendment") was duly adopted by the Board of Directors of the Corporation as of the 16th day of December, 1996:

          In the first sentence of the first paragraph of Article FOURTH, (i) delete the words "seventy-five million (75,000,000)" and substitute therefor the words "thirty-seven million five hundred thousand (37,500,000)"; and (ii) delete the words "fifty million (50,000,000) shares of Common Stock" and substitute therefor the words "twelve million five hundred thousand (12,500,000) shares of Common Stock".

6.   EFFECTIVE DATE OF REVERSE STOCK SPLIT

     The Reverse Stock Split will become effective at the close of business on December 27, 1996.

     IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be signed by a duly authorized officer thereof this 26th day of December, 1996.


ATTEST:                                       EA INDUSTRIES, INC.


/s/___________________________               /s/________________________________
   RICHARD P. JAFFE, Secretary                  HOWARD P. KAMINS,
                                                Vice President - General Counsel